Press Release
Investor Contact: Ahmed Pasha 703 682 6451
Media Contact: Rich Bulger 703 682 6318

AES Reports Adjusted Earnings Per Share of $0.32 for Second Quarter 2013 and Reaffirms Full Year 2013 Guidance

Significant Announcements

•	Commenced construction of the 532 MW Cochrane project in Chile and completed construction of 252 MW

•	Repurchased 5.3 million shares at an average price of $11.81 per share, for a total investment of $63 million

•	Prepaid $300 million of recourse debt and refinanced $750 million of recourse debt to improve the parent maturity profile and reduce interest expense

•	Closed two asset sales for $56 million in equity proceeds to AES

ARLINGTON, Va., August 8, 2013 – The AES Corporation (NYSE: AES) today reported Adjusted Earnings Per Share (Adjusted EPS, a non-GAAP financial measure) of $0.32 for second quarter 2013, an increase of $0.14 from second quarter 2012. In addition, second quarter 2013 Diluted Earnings Per Share from Continuing Operations increased $0.13 to $0.22 from second quarter 2012. Results for the quarter were driven by a lower effective tax rate, the addition of new capacity and higher availability in Chile, cost reductions and capital allocation decisions, including share repurchases. The unfavorable impact of dry hydrological conditions in Latin America partially offset these positive trends.

"We had a solid second quarter, despite facing significant headwinds in Latin America as a result of some of the driest hydrological conditions in many decades. We remain on track to hit our 2013 guidance metrics," said Andrés Gluski, AES President and Chief Executive Officer. "Since the first quarter, we continued to make progress on asset sales, overhead reduction and capital allocation. We closed asset sales for $56 million in proceeds to AES and exited Trinidad, reducing the number of countries in our portfolio to 21 from 28 in 2011. We invested $63 million in share repurchases, prepaid $300 million of recourse debt and reduced general and administrative expense by $15 million relative to second quarter 2012."

"We are pleased to have successfully completed $1.8 billion in parent debt refinancing and de-levering since the first quarter," said Tom O'Flynn, AES Executive Vice President and Chief Financial Officer.  "We are reaffirming our guidance for 2013 on all metrics. We are offsetting the challenge of dry hydrological conditions with favorability on our effective tax rate, accelerated cost reductions, and share repurchases."

Table 1: Key Financial Results

$ in Millions, Except Per Share Amounts	Second Quarter		Year-to-date June 30,		Full Year 2013 Guidance
	2013	2012	2013	2012
Adjusted EPS[1]	$0.32	$0.18	$0.58	$0.55	$ 1.24-$1.32
Diluted EPS from Continuing Operations	$0.22	$0.09	$0.36	$0.54	N/A
Proportional Free Cash Flow[1]	$148	$213	$500	$448	$750-$1,050
Consolidated Net Cash Provided by Operating Activities	$567	$580	$1,185	$1,114	$ 2,500-$3,100
1 A non-GAAP financial measure. See “Non-GAAP Financial Measures” for definitions and reconciliations to the most comparable GAAP financial measures.

Discussion of Operating Drivers of Adjusted Pre-Tax Contribution (Adjusted PTC, a non-GAAP financial measure) and Adjusted EPS
The Company manages its portfolio in six market-oriented Strategic Business Units (SBUs): US (United States), Andes (Chile, Colombia and Argentina), Brazil, MCAC (Mexico, Central America and the Caribbean), EMEA (Europe, Middle East and Africa), and Asia.

Second quarter 2013 Adjusted EPS increased $0.14 to $0.32. A lower effective tax rate represented approximately $0.06 of the increase. Approximately $0.03 of the lower tax rate benefit was anticipated in the Company's guidance, while the remaining $0.03 was related to the quarterly impacts of geographical income mix and benefits related to the resolution of outstanding tax audits during the quarter. Cost reductions and capital allocation decisions, including share repurchases, accounted for $0.03 of the increase. Operating results at the SBUs, as described below, contributed $0.05, net of the unfavorable impact of $0.05 from low hydrology in Latin America.

Table 2: Adjusted PTC1 by SBU and Adjusted EPS1

$ in Millions, Except Per Share Amounts	Second Quarter			Year-to-date June 30,
	2013	2012	Variance	2013	2012	Variance
US	$65	$74	$(9)	$200	$167	$33
Andes	$85	$49	$36	$165	$160	$5
Brazil	$77	$54	$23	$119	$162	$(43)
MCAC	$103	$93	$10	$160	$171	$(11)
EMEA	$58	$51	$7	$151	$240	$(89)
Asia	$40	$55	$(15)	$71	$87	$(16)
Total SBUs	$428	$376	$52	$866	$987	$(121)
Corp/Other	$(157)	$(170)	$13	$(330)	$(368)	$38
Total AES Adjusted PTC[1,2]	$271	$206	$65	$536	$619	$(83)
Adjusted Effective Tax Rate	12%	37%		20%	34%
Diluted Share Count	751	768		750	769
Adjusted EPS[1]	$0.32	$0.18	$0.14	$0.58	$0.55	$0.03
1A non-GAAP financial measure. See “Non-GAAP Financial Measures” for definitions and reconciliations to the most comparable GAAP financial measures.

2 Includes $2 million and $11 million of after-tax equity in earnings for second quarter 2013 and second quarter 2012, respectively. Includes $6 million and $24 million of after-tax equity in earnings for year-to-date June 30, 2013 and year-to-date June 30, 2012, respectively.

Second quarter 2013 Adjusted PTC increased $65 million. Key operating drivers of Adjusted PTC included:

•
US: An overall decrease of $9 million driven primarily by modest declines at US utilities, due to the impact of customers switching to competitive suppliers and lower capacity prices at DPL and the unfavorable impact of milder weather on retail margin at IPL. In addition, Southland recorded a decline as a result of the temporary restart of operations at Huntington Beach units 3 and 4 in 2012 and these units did not run in 2013. An increase of Adjusted PTC from wind generation facilities partially offset these declines.

•
Andes: An overall increase of $36 million driven by the contributions of Ventanas IV, a 270 MW coal-fired plant that commenced operations in March 2013, and higher availability in Chile. This was partially offset by lower volumes due to low water inflows in Colombia and Chile.

•
Brazil: An overall increase of $23 million due to the favorable reversal of a liability at Uruguaiana after a decision by an arbitration panel. The Adjusted EPS impact of the favorable reversal of the liability was approximately $0.03. A higher tariff at Eletropaulo, as a result of the tariff reset provision recorded in second quarter 2012, was largely offset by the impact of the April 2013 tariff reset at Sul, as anticipated.

•
MCAC: An overall increase of $10 million as a result of higher spot sales in the Dominican Republic and higher tariffs in El Salvador. This was partially offset by a decline in Panama, due to reduced volumes as a result of low water inflows.

•
EMEA: An overall increase of $7 million due to improved margins at generation facilities in the United Kingdom, partially offset by a decline in Turkey due to a loss on an embedded foreign currency derivative of approximately $0.02, which is not excluded from Adjusted EPS because the business is an equity method investment.

•
Asia: An overall decrease of $15 million, due primarily to lower spot prices and lower contract prices at the Masinloc facility in the Philippines, as the plant signed a 7-year contract to reduce merchant exposure.

•	Corp/Other: A favorable decrease of $13 million due to reduced general and administrative expense.

For the six months ended June 30, 2013, Adjusted PTC decreased $83 million. Key operating drivers of Adjusted PTC included:

•
US: An overall increase of $33 million primarily due to the favorable impact of the termination of the PPA at Beaver Valley. This was partially offset by a decline at Hawaii, as a result of higher outages and related fixed costs.

•
Andes: An overall increase of $5 million driven by the contribution from Ventanas IV, as described above, and higher availability in Chile, which was partially offset by lower dispatch of gas-fired generation in Chile and the impact of lower water inflows in Colombia.

•
Brazil: An overall decrease of $43 million driven by a decline at Sul as a result of lower demand, as well as the impact of the April 2013 tariff reset, as anticipated. In addition, lower volumes and higher purchased energy costs due to low water inflows resulted in a decline at Tietê. These declines were partially offset by a favorable reversal of a liability at Uruguaiana after a decision by an arbitration panel and higher tariffs at Eletropaulo, as described above.

•
MCAC: An overall decrease of $11 million, driven by low volumes and higher purchased energy costs in Panama, due to low water inflows, partially offset by higher spot sales in the Dominican Republic and a higher tariff in El Salvador.

•
EMEA: An overall decrease of $89 million, due primarily to a favorable one-time arbitration settlement at Cartagena in Spain in first quarter 2012 and a decline at Ballylumford in the United Kingdom, driven by a reduction in contracted capacity prices.

•
Asia: An overall decrease of $16 million, due primarily to lower prices and lower spot sales at the Masinloc facility in the Philippines, as the plant signed a 7-year contract to reduce merchant exposure.

•	Corp/Other: A favorable decrease of $38 million as a result of lower general and administrative expenses.

For the six months ended June 30, 2013, Adjusted EPS increased $0.03 to $0.58. Adjusted PTC declined as described above, but Adjusted EPS increased as a result of a lower effective tax rate and a lower share count. The impact of low hydrology in Latin America was $0.08 for the first half of 2013.

Discussion of Diluted Earnings per Share from Continuing Operations
Second quarter diluted earnings per share from continuing operations increased $0.13, or 144%, to $0.22 principally due to higher gross margin, lower foreign currency losses, a lower effective tax rate, and lower interest expense, partially offset by the loss on extinguishment of debt at the Parent Company.

For the six months ended June 30, 2013, diluted earnings per share from continuing operations decreased $0.18, or 33%, principally due to the loss on the early extinguishment of debt at the Parent Company and Masinloc, a lower gain on sale of investments in 2013 from the sale of the Company's remaining 20% interest in Cartagena compared to the prior gain from the sale of 80% of its interest in Cartagena in first quarter 2012 and lower gross margin, partially offset by lower tax expense, and lower interest expense.

Discussion of Cash Flow
Second quarter 2013 Proportional Free Cash Flow (a non-GAAP financial measure) was $148 million, a decrease of $65 million from second quarter 2012. This performance was driven by lower operating cash flow in Chile, due to a value-added tax refund in second quarter 2012, and an increase in environmental capital expenditures in the United States and Chile, as anticipated.

Second quarter 2013 Consolidated Net Cash Provided by Operating Activities was $567 million, a decrease of $13 million from second quarter 2012, driven by lower operating cash flow in Chile, as described above, partially offset by higher operating cash flow in Brazil, as a result of lower working capital requirements.

For the six months ended June 30, 2013, Proportional Free Cash Flow was $500 million, an increase of $52 million from the six months ended June 30, 2012, driven by higher operating cash flow in the United States, as a result of the Beaver Valley PPA termination payment, and in the Dominican Republic, as a result of lower working capital requirements. These positive trends were partially offset by lower operating cash flow in Chile and Colombia due to higher working capital requirements.

For the six months ended June 30, 2013, Consolidated Net Cash Provided by Operating Activities was $1,185 million, an increase of $71 million from the six months ended June 30, 2012, driven by lower working capital requirements in the Dominican Republic and Brazil, partially offset by lower operating cash flow in Chile and Colombia, as a result of higher working capital requirements.

Discussion of Other Announcements

•	The Company reduced G&A costs by $15 million during second quarter 2013

◦	In 2012, the Company reduced G&A costs by $90 million

◦	The Company accelerated its 2013 expected cost reductions by $15 million to $45 million for the year

◦	On track to achieve $145 million in cumulative annual cost reductions in 2014, including G&A and cost of sales reductions

•	The Company closed two asset sales for $56 million in equity proceeds to AES

◦	In June 2013, the Company sold its wind turbine inventory

◦	In July 2013, the Company sold its 10% interest in the 720 MW gas-fired plant in Trinidad

◦	Since September 2011, the Company has closed 16 asset sales representing $1.1 billion in equity proceeds to AES and exited operations in 7 countries

•	The Company repurchased 5.3 million shares at an average price of $11.81 per share for a total investment of $63 million

◦
During second quarter 2013, the Company repurchased 1.6 million shares for a total investment of $18 million; subsequent to June 30, 2013, the Company repurchased an additional 3.7 million shares for a total investment of $45 million

◦	Since September 2011, the Company has repurchased 39 million shares for a total investment of $453 million

•	During second quarter 2013, the Company prepaid $300 million of recourse debt and refinanced $750 million of recourse debt to improve its maturity profile and reduce interest expense

◦	In July 2013, the Company extended its $800 million revolver by 3.5 years through June 2018

◦	Since September 2011, the Company has prepaid more than $800 million of recourse debt and approximately $200 million of non-recourse debt

•	On schedule to complete 2,191 MW of capacity under construction expected to come on-line through 2016

◦	In April 2013, the Company commenced construction of the 532 MW coal-fired Cochrane project

◦	In May 2013, the Company achieved commercial operations of the 216 MW gas-fired Kribi plant in Cameroon

◦	In July 2013, the Company achieved commercial operations of two wind plants (36 MW in total) in the United Kingdom

•
In July 2013, AES Gener signed a partnership agreement with Antofagasta Minerals for a 40% stake in the Alto Maipo 531 MW hydroelectric generation development project in Chile; Antofagasta also agreed to 20-year power purchase agreements for up to 160 MW of output

2013 Guidance
The Company reaffirmed its full year guidance for 2013, which is based on foreign exchange and commodity price forward curves as of June 30, 2013. The Company's guidance reflects an expected unfavorable impact of $0.12 related to low hydrology in Latin America, an increase of $0.06 from the estimated impact of $0.06 included in its prior guidance. The impact of low hydrology was largely offset by a favorable reduction in the expected effective tax rate for 2013. The Company now expects a full year effective tax rate in the 23% to 25% range, compared to previous expectations of 26% to 28%.

Table 3: 2013 Guidance Reconciliation

$ in Millions, Except Per Share Amounts	Full Year 2013 Guidance
Adjusted EPS[1]	$1.24 - $1.32
Proportional Free Cash Flow[1] (a)	$750 - $1,050
Reconciling Factor[2] (b)	$1,750 - $2,050
Consolidated Net Cash Provided by Operating Activities (a + b)	$2,500 - $3,100
1 A non-GAAP financial measure. See “Non-GAAP Financial Measures” for definitions and reconciliations to the most comparable GAAP financial measures.
2 Primarily includes minority interest, maintenance capex and environmental capex. See Appendix for details of the reconciliation.

Non-GAAP Financial Measures
See Non-GAAP Financial Measures for definitions of Adjusted Earnings Per Share, Adjusted Pre-Tax Contribution, Proportional Free Cash Flow, as well as reconciliations to the most comparable GAAP financial measure.

In providing its full year 2013 Adjusted EPS guidance, the Company notes that there could be differences between expected reported earnings and estimated operating earnings for matters such as, but not limited to: (a) unrealized gains or losses related to derivative transactions (as of June 30, 2013, $(0.05) per share); (b) unrealized foreign currency gains or losses (as of June 30, 2013, $0.04 per share); (c) gains or losses due to dispositions and acquisitions of business interests; (as of June 30, 2013, $(0.03) per share); (d) losses due to impairments (as of June 30, 2013, $0.05 per share); and (e) costs due to the early retirement of debt (as of June 30, 2013, $0.21 per share). At this time, management is not able to estimate the aggregate impact, if any, of these items on reported earnings. Accordingly, the Company is not able to provide a corresponding GAAP equivalent for its Adjusted EPS guidance.

Attachments
Consolidated Statements of Operations, Consolidated Balance Sheets, Segment Information, Consolidated Statements of Cash Flows, Non-GAAP Financial Measures, Parent Financial Information and 2013 Financial Guidance Elements.

Conference Call Information
AES will host a conference call on Thursday, August 8, 2013 at 10:00 a.m. Eastern Daylight Time (EDT). Interested parties may listen to the teleconference by dialing 1-800-857-6557 at least ten minutes before the start of the call. International callers should dial +1-415-228-4653. The participant passcode for this call is 8813. Internet access to the presentation materials will be available on the AES website at www.aes.com by selecting “Investors” and then “Quarterly Financial Results.”

A telephonic replay of the call will be available from approximately 12:00 p.m. EDT on Thursday, August 8, 2013 through Thursday, August 29, 2013. Callers in the U.S. please dial 1-800-839-1174. International callers should dial +1-203-369-3029. The system will ask for a passcode; please enter 8813. A webcast replay, as well as a replay in downloadable MP3 format, will be accessible at www.aes.com beginning shortly after the completion of the call.

About AES
The AES Corporation (NYSE: AES) is a Fortune 200 global power company. We provide affordable, sustainable energy to 21 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce of 25,000 people is committed to operational excellence and meeting the world’s changing power needs. Our 2012 revenues were $18 billion and we own and manage $42 billion in total assets. To learn more, please visit www.aes.com.

Safe Harbor Disclosure
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, our accurate projections of future interest rates, commodity price and foreign currency pricing, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’ filings with the Securities and Exchange Commission (the “SEC”), including, but not limited to, the risks discussed under Item 1A “Risk Factors” and Item 7: Management’s Discussion & Analysis in AES’ 2012 Annual Report on Form 10-K and in subsequent reports filed with the SEC. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Any Stockholder who desires a copy of the Company’s 2012 Annual Report on Form 10-K dated on or about February 26, 2013 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington,

Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. A copy of the Form 10-K may be obtained by visiting the Company’s website at www.aes.com.

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THE AES CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in millions, except per share amounts)
Revenue:
Regulated	$2,093	$2,105	$4,339	$4,589
Non-Regulated	1,975	1,984	3,994	4,086
Total revenue	4,068	4,089	8,333	8,675
Cost of Sales:
Regulated	(1,738)	(1,869)	(3,632)	(3,925)
Non-Regulated	(1,412)	(1,527)	(3,028)	(2,985)
Total cost of sales	(3,150)	(3,396)	(6,660)	(6,910)
Gross margin	918	693	1,673	1,765
General and administrative expenses	(59)	(74)	(120)	(161)
Interest expense	(346)	(384)	(723)	(800)
Interest income	63	82	129	173
Loss on extinguishment of debt	(165)	—	(212)	—
Other expense	(18)	(15)	(46)	(43)
Other income	13	14	81	32
Gain on sale of investments	20	5	23	184
Asset impairment expense	—	(18)	(48)	(28)
Foreign currency transaction losses	(17)	(101)	(49)	(102)
Other non-operating expense	—	(1)	—	(50)
INCOME FROM CONTINUING OPERATIONS BEFORE TAXES AND EQUITY IN EARNINGS OF AFFILIATES	409	201	708	970
Income tax expense	(81)	(75)	(163)	(343)
Net equity in earnings of affiliates	2	11	6	24
INCOME FROM CONTINUING OPERATIONS	330	137	551	651
Income (loss) from operations of discontinued businesses, net of income tax (benefit) expense of $1, $3, $0, and $5, respectively	—	(5)	14	1
Net gain (loss) from disposal and impairments of discontinued businesses, net of income tax (benefit) expense of $(1), $61, $(2), and $61, respectively	3	75	(33)	70
NET INCOME	333	207	532	722
Noncontrolling interests:
Less: Income from continuing operations attributable to noncontrolling interests	(166)	(67)	(281)	(240)
Less: Income from discontinued operations attributable to noncontrolling interests	—	—	(2)	(1)
Total net income attributable to noncontrolling interests	(166)	(67)	(283)	(241)
NET INCOME ATTRIBUTABLE TO THE AES CORPORATION	$167	$140	$249	$481
AMOUNTS ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS:
Income from continuing operations, net of tax	$164	$70	$270	$411
Income (loss) from discontinued operations, net of tax	3	70	(21)	70
Net income	$167	$140	$249	$481
BASIC EARNINGS PER SHARE:
Income from continuing operations attributable to The AES Corporation common stockholders, net of tax	$0.22	$0.09	$0.36	$0.54
Income (loss) from discontinued operations attributable to The AES Corporation common stockholders, net of tax	—	0.09	(0.03)	0.09
NET INCOME ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$0.22	$0.18	$0.33	$0.63
DILUTED EARNINGS PER SHARE:
Income from continuing operations attributable to The AES Corporation common stockholders, net of tax	$0.22	$0.09	$0.36	$0.54
Income (loss) from discontinued operations attributable to The AES Corporation common stockholders, net of tax	—	0.09	(0.03)	0.09
NET INCOME ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$0.22	$0.18	$0.33	$0.63
DIVIDENDS DECLARED PER COMMON SHARE	$0.08	$—	$0.08	$—

THE AES CORPORATION
STRATEGIC BUSINESS UNIT (SBU) INFORMATION
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in millions)
REVENUE
US	$864	$894	$1,756	$1,824
Andes	724	770	1,415	1,504
Brazil	1,481	1,504	3,190	3,340
MCAC(1)	694	642	1,363	1,238
EMEA (2)	433	361	891	968
Asia	143	182	277	364
Corporate, Other and Inter-SBU eliminations	(271)	(264)	(559)	(563)

Total Revenue	$4,068	$4,089	$8,333	$8,675

(1)	MCAC includes El Salvador Utilities which is reported within Corporate and Other in the segment disclosures provided in the notes to the Company's interim financial statements.

(2)	EMEA includes Africa Utilities which is reported within Corporate and Other in the segment disclosures provided in the notes to the Company's interim financial statements.

THE AES CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2013	December 31, 2012
	(in millions, except share and per share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,611	$1,966
Restricted cash	765	748
Short-term investments	703	696
Accounts receivable, net of allowance for doubtful accounts of $287 and $306, respectively	2,417	2,671
Inventory	763	766
Deferred income taxes	207	222
Prepaid expenses	187	230
Other current assets	1,157	1,103
Current assets of discontinued operations and held for sale assets	—	63
Total current assets	7,810	8,465
NONCURRENT ASSETS
Property, Plant and Equipment:
Land	957	1,007
Electric generation, distribution assets and other	32,058	31,656
Accumulated depreciation	(9,747)	(9,645)
Construction in progress	2,600	2,783
Property, plant and equipment, net	25,868	25,801
Other Assets:
Investments in and advances to affiliates	1,177	1,196
Debt service reserves and other deposits	495	565
Goodwill	1,999	1,999
Other intangible assets, net of accumulated amortization of $200 and $276, respectively	408	429
Deferred income taxes	896	996
Other noncurrent assets	2,183	2,240
Noncurrent assets of discontinued operations and held for sale assets	—	139
Total other assets	7,158	7,564
TOTAL ASSETS	$40,836	$41,830
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$2,622	$2,631
Accrued interest	275	295
Accrued and other liabilities	2,335	2,505
Non-recourse debt, including $287 and $282, respectively, related to variable interest entities	2,923	2,829
Recourse debt	118	11
Current liabilities of discontinued operations and held for sale businesses	—	48
Total current liabilities	8,273	8,319
NONCURRENT LIABILITIES
Non-recourse debt, including $1,172 and $1,076, respectively, related to variable interest entities	12,476	12,554
Recourse debt	5,553	5,951
Deferred income taxes	1,195	1,237
Pension and other post-retirement liabilities	2,203	2,455
Other noncurrent liabilities	3,251	3,705
Noncurrent liabilities of discontinued operations and held for sale businesses	—	17
Total noncurrent liabilities	24,678	25,919
Cumulative preferred stock of subsidiaries	78	78
EQUITY
THE AES CORPORATION STOCKHOLDERS’ EQUITY
Common stock ($0.01 par value, 1,200,000,000 shares authorized; 812,248,090 issued and 745,144,098 outstanding at June 30, 2013 and 810,679,839 issued and 744,263,855 outstanding at December 31, 2012)	8	8
Additional paid-in capital	8,481	8,525
Accumulated deficit	(15)	(264)
Accumulated other comprehensive loss	(2,939)	(2,920)
Treasury stock, at cost (67,103,992 shares at June 30, 2013 and 66,415,984 shares at December 31, 2012)	(786)	(780)
Total AES Corporation stockholders’ equity	4,749	4,569
NONCONTROLLING INTERESTS	3,058	2,945
Total equity	7,807	7,514
TOTAL LIABILITIES AND EQUITY	$40,836	$41,830

THE AES CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in millions)		(in millions)
OPERATING ACTIVITIES:
Net income	$333	$207	$532	$722
Adjustments to net income:
Depreciation and amortization	332	346	661	706
Gain from sale of investments and impairment expense	(13)	21	46	(71)
Deferred income taxes	(59)	(29)	(46)	72
Provisions for contingencies	10	18	36	35
Loss on the extinguishment of debt	165	—	212	—
(Gain) loss on disposals and impairments - discontinued operations	(7)	(131)	31	(131)
Other	(33)	90	23	50
Changes in operating assets and liabilities
(Increase) decrease in accounts receivable	149	14	191	(175)
(Increase) decrease in inventory	(8)	(32)	(12)	(43)
(Increase) decrease in prepaid expenses and other current assets	247	135	55	18
(Increase) decrease in other assets	(102)	(137)	(147)	(293)
Increase (decrease) in accounts payable and other current liabilities	(426)	(38)	(252)	228
Increase (decrease) in income tax payables, net and other tax payables	(11)	(88)	(134)	(249)
Increase (decrease) in other liabilities	(10)	204	(11)	245
Net cash provided by operating activities	567	580	1,185	1,114
INVESTING ACTIVITIES:
Capital Expenditures(1)	(465)	(492)	(866)	(1,071)
Acquisitions - net of cash acquired	(3)	(13)	(3)	(13)
Proceeds from the sale of businesses, net of cash sold	134	269	135	332
Proceeds from the sale of assets	37	(2)	43	2
Sale of short-term investments	976	2,100	2,311	3,605
Purchase of short-term investments	(889)	(1,406)	(2,381)	(3,261)
Decrease (increase) in restricted cash	49	(101)	14	(73)
Decrease in debt service reserves and other assets	28	6	18	26
Proceeds from government grants for asset construction	—	32	1	117
Other investing	8	(20)	22	(16)
Net cash (used in) provided by investing activities	(125)	373	(706)	(352)
FINANCING ACTIVITIES:
Borrowings (repayments) under the revolving credit facilities, net	18	(29)	33	(310)
Issuance of recourse debt	750	—	750	—
Issuance of non-recourse debt	892	76	2,383	579
Repayments of recourse debt	(1,204)	(2)	(1,206)	(5)
Repayments of non-recourse debt	(1,162)	(177)	(2,169)	(328)
Payments for financing fees	(94)	(5)	(127)	(17)
Distributions to noncontrolling interests	(180)	(559)	(211)	(578)
Contributions from noncontrolling interests	21	7	76	12
Dividends paid on AES common stock	(30)	—	(60)	—
Financed capital expenditures(1)	(105)	(6)	(257)	(12)
Purchase of treasury stock	(18)	(231)	(18)	(231)
Other financing	3	27	7	28
Net cash used in financing activities	(1,109)	(899)	(799)	(862)
Effect of exchange rate changes on cash	(31)	(22)	(39)	3
Decrease (increase) in cash of discontinued and held for sale businesses	8	(2)	4	97
Total (decrease) increase in cash and cash equivalents	(690)	30	(355)	—
Cash and cash equivalents, beginning	2,301	1,658	1,966	1,688
Cash and cash equivalents, ending	$1,611	$1,688	$1,611	$1,688
SUPPLEMENTAL DISCLOSURES:
Cash payments for interest, net of amounts capitalized	$466	$492	$700	$783
Cash payments for income taxes, net of refunds	$137	$200	$432	$525

(1)	$145 million of cash used for capital expenditures in the 3 months ended March 31, 2013 have been reclassified from investing to financing activities for the six months ended June 30, 2013.

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

RECONCILIATION OF ADJUSTED PRE-TAX CONTRIBUTION (PTC) AND ADJUSTED EPS

Adjusted pre-tax contribution (“adjusted PTC”) and Adjusted earnings per share (“adjusted EPS”) are non-GAAP supplemental measures that are used by management and external users of our consolidated financial statements such as investors, industry analysts and lenders.
We define adjusted PTC as pre-tax income from continuing operations attributable to AES excluding gains or losses of the consolidated entity due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) gains or losses due to dispositions and acquisitions of business interests, (d) losses due to impairments, and (e) costs due to the early retirement of debt. Adjusted PTC also includes net equity in earnings of affiliates on an after-tax basis.

We define adjusted EPS as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) gains or losses due to dispositions and acquisitions of business interests, (d) losses due to impairments, and (e) costs due to the early retirement of debt.
The GAAP measure most comparable to adjusted PTC is income from continuing operations attributable to AES. The GAAP measure most comparable to adjusted EPS is diluted earnings per share from continuing operations. We believe that adjusted PTC and adjusted EPS better reflect the underlying business performance of the Company and are considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability due to unrealized gains or losses related to derivative transactions, unrealized foreign currency gains or losses, losses due to impairments and strategic decisions to dispose of or acquire business interests or retire debt, which affect results in a given period or periods. In addition, for adjusted PTC, earnings before tax represents the business performance of the Company before the application of statutory income tax rates and tax adjustments, including the effects of tax planning, corresponding to the various jurisdictions in which the Company operates. Adjusted PTC and adjusted EPS should not be construed as alternatives to income from continuing operations attributable to AES and diluted earnings per share from continuing operations, which are determined in accordance with GAAP.

	Three Months Ended June 30, 2013			Three Months Ended June 30, 2012			Six Months Ended June 30, 2013			Six Months Ended June 30, 2012
	Net of NCI(1)	Per Share (Diluted) Net of NCI(1) and Tax		Net of NCI(1)	Per Share (Diluted) Net of NCI(1) and Tax		Net of NCI(1)	Per Share (Diluted) Net of NCI(1) and Tax		Net of NCI(1)	Per Share (Diluted) Net of NCI(1) and Tax
	(In millions, except per share amounts)
Income from continuing operations attributable to AES and Diluted EPS	$164	$0.22		$70	$0.09		$270	$0.36		$411	$0.54
Add back income tax expense from continuing operations attributable to AES	16			40			47			231
Pre-tax contribution	$180			$110			$317			$642
Adjustments
Unrealized derivative (gains)/ losses(2)	$(65)	$(0.06)		$42	$0.04		$(52)	$(0.05)		$72	$0.07
Unrealized foreign currency transaction (gains)/ losses(3)	15	0.02		41	0.04		42	0.04		12	0.01
Disposition/ acquisition (gains)	(23)	(0.03)	(4)	(4)	—	(5)	(26)	(0.03)	(6)	(182)	(0.14)	(7)
Impairment losses	—	—		17	0.01	(8)	48	0.05	(9)	75	0.07	(10)
Loss on extinguishment of debt	164	0.17	(11)	—	—		207	0.21	(12)	—	—
Adjusted pre-tax contribution and Adjusted EPS	$271	$0.32		$206	$0.18		$536	$0.58		$619	$0.55
_____________________________

(1)	NCI is defined as Noncontrolling Interests

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

RECONCILIATION OF ADJUSTED PRE-TAX CONTRIBUTION (PTC) AND ADJUSTED EPS

(2)
Unrealized derivative (gains)/ losses were net of income tax per share of $(0.02) and $0.02 in the three months ended June 30, 2013 and 2012, and of $(0.02) and $0.03 in the six months ended June 30, 2013 and 2012 respectively.

(3)
Unrealized foreign currency transaction (gains)/losses were net of income tax per share of $0.00 and $0.02 in the three months ended June 30, 2013 and 2012, and of $0.02 and $0.00 in the six months ended June 30, 2013 and 2012 respectively.

(4)	Amount primarily relates to the gain from the sale of the remaining 20% interest in Cartagena for $20 million ($15 million, or $0.02 per share, net of income tax per share of $0.01).

(5)	Amount primarily relates to the gain from the sale of St. Patrick, for $4 million ($4 million, or $0.00 per share, net of income tax per share of $0.00).

(6)
Amount primarily relates to the gain from the sale of the remaining 20% interest in Cartagena for $20 million ($15 million, or $0.02 per share, net of income tax per share of $0.01), the gain from the sale of wind turbines for $3 million ($2 million, or $0.00 per share, net of income tax per share of $0.00) as well as the gain from the sale of Chengdu, an equity method investment in China for $3 million ($2 million, or $0.00 per share, net of income tax per share of $0.00).

(7)	Amount primarily relates to the gain from the sale of 80% of our interest in Cartagena for $178 million ($106 million, or $0.14 per share, net of income tax per share of $0.09).

(8)
Amount includes impairments at our St. Patrick business of $11 million ($7 million, or $0.01 per share, net of income tax per share of $0.00) and Kelanitissa of $7 million ($4 million, or $0.01 per share, net of non-controlling interest of $1 million and income tax per share of $0.00).

(9)	Amount primarily relates to asset impairments at Beaver Valley of $46 million ($34 million, or $0.05 per share, net of income tax per share of $0.02).

(10)
Amount primarily relates to the other-than-temporary impairment of equity method investments in China of $32 million ($26 million, or $0.03 per share, net of income tax per share of $0.01), and at InnoVent of $17 million ($12 million, or $0.02 per share, net of income tax per share of $0.01), and asset impairments at St. Patrick of $11 million ($7 million or $0.01 per share, net of income tax per share of $0.00) and at Kelanitissa of $12 million ($8 million, or $0.01 per share, net of non-controlling interest of $1 million and income tax per share of $0.00).

(11)	Amount primarily relates to the loss on early retirement of debt at Corporate of $163 million ($121 million, or $0.16 per share, net of income tax per share of $0.06).

(12)
Amount primarily relates to the loss on early retirement of debt at Corporate of $165 million ($123 million, or $0.16 per share, net of income tax per share of $0.06), and loss on early retirement of debt at Masinloc of $43 million ($29 million, or $0.04 per share, net of noncontrolling interest of $3 million and of income tax per share of $0.01).

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in millions)
Calculation of Maintenance Capital Expenditures for Free Cash Flow (1) Reconciliation Below:
Maintenance Capital Expenditures	$174	$219	$360	$453
Environmental Capital Expenditures	43	25	73	33
Growth Capital Expenditures	353	254	690	597
Total Capital Expenditures	$570	$498	$1,123	$1,083

Reconciliation of Proportional Operating Cash Flow(2)
Consolidated Operating Cash Flow	$567	$580	$1,185	$1,114
Less: Proportional Adjustment Factor	(263)	(197)	(367)	(326)
Proportional Operating Cash Flow (2)	$304	$383	$818	$788

Reconciliation of Free Cash Flow(1)
Consolidated Operating Cash Flow	$567	$580	$1,185	$1,114

Less: Maintenance Capital Expenditures, net of reinsurance proceeds	(174)	(209)	(360)	(443)
Less: Environmental Capital Expenditures	(43)	(25)	(73)	(33)
Free Cash Flow(1)	$350	$346	$752	$638

Reconciliation of Proportional Free Cash Flow(1),(2)
Proportional Operating Cash Flow	$304	$383	$818	$788

Less: Proportional Maintenance Capital Expenditures, net of reinsurance proceeds and Proportional Environmental Capital Expenditures	(156)	(170)	(318)	(340)
Proportional Free Cash Flow(1),(2)	$148	$213	$500	$448

(1)
Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.

(2)
AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company's estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Net Cash from Operating Activities (Operating Cash Flow) is a GAAP metric which presents the Company's cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation of the Company. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company's

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company's economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company's economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company's equity method investments is not reflected and (v) inter-segment transactions are included as applicable for the metric presented.

The AES Corporation
Parent Financial Information
Parent only data: last four quarters
(in millions)	Quarters Ended
Total subsidiary distributions & returns of capital to Parent	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
	Actual	Actual	Actual	Actual
Subsidiary distributions(1) to Parent & QHCs	$1,291	$1,357	$1,332	$1,252
Returns of capital distributions to Parent & QHCs	75	108	29	143
Total subsidiary distributions & returns of capital to Parent	$1,366	$1,465	$1,361	$1,395

Parent only data: quarterly
($ in millions)	Quarter Ended
Total subsidiary distributions & returns of capital to Parent	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
	Actual	Actual	Actual	Actual
Subsidiary distributions to Parent & QHCs	$308	$202	$450	$331
Returns of capital distributions to Parent & QHCs	1	162	-100	12
Total subsidiary distributions & returns of capital to Parent	$309	$364	$350	$343

Parent Company Liquidity (2)
($ in millions)	Balance at
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
	Actual	Actual	Actual	Actual
Cash at Parent & Cash at QHCs (3)	$111	$425	$311	$444
Availability under credit facilities	797	797	795	795
Ending liquidity	$908	$1,222	$1106	$1239

(1)
Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which are determined in accordance with GAAP. Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of the difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.

(2)
Parent Company Liquidity is defined as cash at the Parent Company plus availability under corporate credit facilities plus cash at qualified holding companies (QHCs). AES believes that unconsolidated Parent Company liquidity is important to the liquidity position of AES as a Parent Company because of the non-recourse nature of most of AES’s indebtedness.

(3)
The cash held at QHCs represents cash sent to subsidiaries of the company domiciled outside of the US. Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the Parent Company. Cash at those subsidiaries was used for investment and related activities outside of the US. These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US. Since the cash held by these QHCs is available to the Parent, AES uses the combined measure of subsidiary distributions to Parent and QHCs as a useful measure of cash available to the Parent to meet its international liquidity needs.

THE AES CORPORATION
2013 FINANCIAL GUIDANCE ELEMENTS(1)

2013 Financial Guidance (as of 8/8/13)
	Consolidated	Proportional
Income Statement Guidance
Adjusted Earnings Per Share	$1.24 to $1.32
Cash Flow Guidance
Net Cash Provided by Operating Activities	$2,500 to $3,100 million
Free Cash Flow (4)		$750 to $1,050 million
Reconciliation of Free Cash Flow Guidance
Net Cash from Operating Activities	$2,500 to $3,100 million	$1,650 to $1,950 million
Less: Maintenance Capital Expenditures	$1,050 to $1,350 million	$750 to $1,050 million
Free Cash Flow (4)	$1,300 to $1,900 million	$750 to $1,050 million

(1)	2013 Guidance is based on expectations for future foreign exchange rates and commodity prices as of June 30, 2013.

(2)
AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company's estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Net Cash from Operating Activities (Operating Cash Flow) is a GAAP metric which presents the Company's cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation of the Company. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company's economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company's economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company's economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company's equity method investments is not reflected and (v) inter-segment transactions are included as applicable for the metric presented.

(3)
Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) gains or losses due to dispositions and acquisitions of business interests, (d) losses due to impairments, and (e) costs due to the early retirement of debt. The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company's internal evaluation of financial performance. Factors in this determination include the variability due to unrealized gains or losses related to derivative transactions, unrealized foreign currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt, which affect results in a given period or periods. Adjusted earnings per share should not be construed as an alternative to diluted earnings per share from continuing operations, which is determined in accordance with GAAP.

(4)
Free Cash Flow is reconciled above. Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.